Callidus Software Announces Fourth Quarter and Full Year 2010 Results

Total Q4 Revenues of $19.1 Million, Up 24% Year Over Year; Second Consecutive Quarter of Profitable Growth; Annual Recurring Revenues Up 15% Year Over Year; Cash & Investments up $3.7 Million From Q3

PLEASANTON, CA -- (Marketwire - February 03, 2011) - Callidus Software Inc (NASDAQ: CALD), the leader in Sales Performance Management (SPM), today announced financial results for the fourth quarter and fiscal year ending December 31, 2010.

"I am pleased to report another quarter of profitable growth," said Leslie Stretch, president and CEO, Callidus Software. "For the second consecutive quarter, we achieved non-GAAP profitability and for the fourth consecutive quarter, sequential increase in total revenues. We also saw increased growth in recurring revenues, with recurring revenue now accounting for over 75% of our total revenues compared to 57% last year."

"In the year, we continued to drive new customer expansion, signing deals in 15 countries and adding a record number of on demand customers as well as total new customers. On the strength of our growth, we are exiting 2010 with a record $53 million in recurring revenues and $33.1 million in deferred revenues."

Financial Highlights for the Fourth Quarter 2010

  Total revenue was $19.1 million for the fourth quarter, representing an increase of 24% compared to the same quarter last year. Recurring revenues, which include subscription and support, were $14.2 million, up 22% compared to the fourth quarter of 2009. Service revenues were $4.3 million, up 16% compared to the fourth quarter of 2009. License revenues were $.5 million, up from zero license revenue reported in the fourth quarter of 2009.
  Total gross margin was 45% for the fourth quarter, up from 36% from the fourth quarter of 2009.
  GAAP operating expenses were $10.0 million for the fourth quarter, down $.7 million or 6% from the same quarter in 2009.
  GAAP net loss was $1.5 million, or ($0.04) per share, for the quarter, which included $1.4 million of stock-based compensation expense, $34,000 of restructuring expense, $157,000 of amortization of acquired intangible assets, and $160,000 for impairment of an acquired intangible asset. This compares to a GAAP net loss of $5.1 million, or ($0.17) per share, for the fourth quarter of 2009, which included $1.1 million of stock-based compensation expense, $216,000 of restructuring expense, and $125,000 of amortization of acquired intangible assets.
  Non-GAAP operating expenses for Q4 2010 were $8.5 million, down $.9 million or approximately 10% from Q4 2009. Non-GAAP operating expenses exclude restructuring expense, stock based compensation expense, amortization of acquired intangible assets, and impairment of an acquired intangible asset.
  Non-GAAP net income was $.4 million, or $0.01 per share, for the quarter, compared to a non-GAAP net loss of $3.6 million, or ($0.12) per share, for the same period last year. Non-GAAP net income and loss excludes stock-based compensation expense, restructuring expense, amortization of acquired intangible assets, and impairment of an acquired intangible asset.
  Cash and Investments balance increased by $3.7 million in the quarter to $31.5 million.

Financial Highlights for the Full Fiscal Year 2010

  Total revenue for the full fiscal year was $70.9 million, down 13% from $81.1 million in 2009. Recurring revenues were $53.0 million, up 14% over 2009. Services revenues were down 49% to $15.1 million, and license revenues were down 45% to $2.8 million. The full year numbers reflect the transition to a predominantly recurring revenue business.
  GAAP net loss was $12.7 million, or ($0.40) per share, for the full year, which included $6.1 million of stock-based compensation expense, $1.7 million restructuring expense, $0.6 million of amortization of acquired intangible assets and $160,000 for impairment of an acquired intangible asset. This compares to GAAP net loss of $18 million, or ($0.60) per share, for the full year of 2009, which included $4.3 million of stock-based compensation expense, $3 million restructuring expense, and $.6 million of amortization of acquired intangible assets.
  Non-GAAP net loss was $4.2 million, or ($0.13) per share, for the full year, compared to a non-GAAP net loss of $10.1 million or ($0.34) per share, for 2009. Non-GAAP net loss/income excludes stock-based compensation expense, restructuring expense, amortization of acquired intangible assets, and impairment of an acquired intangible asset.
  Cash generated from operations for the year 2010 was $2.2 million versus $3.9 million of cash used in operations in 2009.

Recent Business Highlights

  Callidus announced it has signed a definitive agreement to acquire all of the assets of strategic technology partner ForceLogix (TSX-V: FLT), a leading provider of SaaS-based coaching and talent development solutions that help organizations increase the effectiveness of their sales force. The acquisition is anticipated to close in the first quarter of 2011.
  Callidus announced the formation of the new CallidusRX Division, a new packaged solution designed to address pharmaceutical commercial models in managing sales performance.
  Callidus announced the expansion of its SPM integration platform with the release of Callidus SPMConnect Integration Software. The new SPMConnect for Salesforce module, built on Force.com, was also released in the quarter.
  Callidus opened a new state-of-the-art Class A Tier III data center in Ashburn, Virginia, enabling Callidus to serve customers from around the world with superior performance.
  Callidus received the highest possible ratings across recent leading analyst reports. Callidus received a "Strong Positive" rating in the latest MarketScope for Insurance Incentive Compensation Management Applications by Gartner, Inc. (NYSE: IT). Callidus was also cited as "leader" in the Compensation and Benefits segment in a new Forrester Research Inc., study "HRM Solutions: Traditional Models Clash with Next-Generation Processes and Technology." Callidus customers were also found to out-perform best in class sales organizations by the Aberdeen Group in a study based on "Sales Performance Management: Getting Everyone on the Same Page."
  In the year, Callidus was also recognized by multiple industry publications, including: Named one of the "20 Top Coolest Cloud Computing Productivity App Vendors" by Everything Channel's CRN; listed in Software Magazine's 28th Annual Software 500 listing, ranking the world's largest software and service providers; cited among an elite group of 40 vendors to watch during 2010 by Information Management Magazine; and named a leader in CRM Magazine's 2010 CRM Market Leader awards in the Incentive Management category.

Financial Outlook

  Total revenue for the first quarter of 2011 is expected to be between $18.2 million and $19.2 million.
  GAAP operating expenses, including stock-based compensation of approximately $1.8 million, are expected to be between $10 million and $11 million in the first quarter of 2011.

Conference Call

A conference call to discuss the fourth quarter and full year 2010 results and outlook is scheduled for 1:30 p.m. Pacific Standard Time (PST) today. The conference call will be available via live webcast at the Investor Relations section of Callidus Software's website at www.callidussoftware.com.

Webcast site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=146634&eventID=3647008

Dial-in number: 866.543.6405

International callers: 617.213.8897

Passcode: 40164174

Replay: A webcast replay will be available after 3:30 p.m. PST on February 3, 2011 through February 11, 2011. The webcast replay will be available at the Investor Relations section of our website.

The time or manner of the webcast may change for technical or administrative reasons outside of Callidus Software's control.

About Callidus Software®

Callidus Software (NASDAQ: CALD) is the market and technology leader in Sales Performance Management (SPM). Callidus customers gain a competitive advantage by maximizing sales cost efficiencies and driving improvements in sales effectiveness. Our award-winning Software-as-a-Service (SaaS) applications set the standard for performance management of a company's sales force and channel partners. Over 2 million employees and channel partners have their performance managed by Callidus Software. For more information, please visit www.callidussoftware.com.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including estimates of first quarter 2011 total revenues, operating expenses and stock-based compensation expense reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, increased legal expense related to pending litigation, uncertainty regarding purchasing trends in the SPM market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand services, increased competition or new entrants in the marketplace, and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K for 2009 and Form 10-Q for the first, second, and third quarters of 2010, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 925-251-2248, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

Non-GAAP Financial Measures

Callidus has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP operating expense, income (loss) from operations, net loss and net loss per share. Callidus uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors, as a supplement to GAAP measures, in evaluating Callidus' operating performance. Callidus believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in Callidus' industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures exclude stock-based compensation expense pursuant to SFAS 123(R), restructuring expense and amortization of acquired intangibles. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

©1997-2011 Callidus Software Inc. All rights reserved. Callidus Software, the Callidus Software logo, and TrueComp Manager are trademarks, service marks, or registered trademarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                          CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except for per share data)
                                (unaudited)

                                 Three months ended        Year ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------

Revenues:
  Recurring                     $  14,243  $  11,653  $  53,025  $  46,322
  Services                          4,327      3,744     15,061     29,702
  License                             539          -      2,794      5,034
                                ---------  ---------  ---------  ---------
    Total revenues                 19,109     15,397     70,880     81,058

Cost of revenues:
  Recurring (1)                     6,905      5,556     26,104     22,468
  Services (1) (2)                  3,591      4,161     15,353     26,195
  License                              91         98        380        754
                                ---------  ---------  ---------  ---------

    Total cost of revenues         10,587      9,815     41,837     49,417
                                ---------  ---------  ---------  ---------

Gross profit                        8,522      5,582     29,043     31,641

Operating expenses:
  Sales and marketing (1) (2)       4,055      4,477     16,229     20,369
  Research and development (1)      2,356      2,982     10,445     13,853
  General and administrative
   (1)                              3,383      2,987     13,754     12,310
  Restructuring                        34        216      1,655      2,993
  Impairment of acquired
   intangible asset                   160          -        160          -
                                ---------  ---------  ---------  ---------
    Total operating expenses        9,988     10,662     42,243     49,525
                                ---------  ---------  ---------  ---------

Operating loss                     (1,466)    (5,080)   (13,200)   (17,884)

Interest and other income
 (expense), net                         -         69        (14)       308
                                ---------  ---------  ---------  ---------

Loss before provision (benefit)
 for income taxes                  (1,466)    (5,011)   (13,214)   (17,576)

Provision (benefit) for income
 taxes                                (15)        58       (478)       377
                                ---------  ---------  ---------  ---------

Net loss                        $  (1,451) $  (5,069) $ (12,736) $ (17,953)
                                =========  =========  =========  =========

Basic and diluted net loss per
 share                          $   (0.04) $   (0.17) $   (0.40) $   (0.60)
                                =========  =========  =========  =========

Shares used in basic and
 diluted per share computation     32,336     30,493     31,536     30,050
                                =========  =========  =========  =========

(1) Stock-based compensation
     included in amounts above by
     category:

   Cost of recurring revenues         154         70        548        472
   Cost of services revenues          136        133        735        574
   Sales and marketing                202        223        961      1,018
   Research and development           279        147        991        737
   General and administrative         675        535      2,866      1,524
                                ---------  ---------  ---------  ---------
    Total stock-based
     compensation               $   1,446  $   1,108  $   6,101  $   4,325
                                =========  =========  =========  =========

(2) Acquisition related asset
     amortization               $     157  $     125  $     631  $     563

                          CALLIDUS SOFTWARE INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS

                              (In thousands)
                                (unaudited)

                                                December 31,  December 31,
                                                    2010          2009
                                                ------------  ------------
Assets

Current assets:
  Cash and cash equivalents                     $     12,830  $     11,565
  Short-term investments                              17,758        21,985
  Accounts receivable, net                            20,201        12,715
  Deferred income taxes                                    -           170
  Prepaid and other current assets                     4,441         3,872
                                                ------------  ------------

        Total current assets                          55,230        50,307

Long-term investments                                    902         1,142
Property and equipment, net                            8,016         4,355
Goodwill                                               8,031         5,528
Intangible assets, net                                 4,274         2,993
Deferred income taxes, noncurrent                      1,645         1,255
Deposits and other assets                              2,000           679
                                                ------------  ------------

        Total assets                            $     80,098  $     66,259
                                                ============  ============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                              $      3,299  $      3,407
  Accrued payroll and related expenses                 2,859         3,929
  Accrued expenses                                     6,179         3,219
  Deferred income taxes                                1,691         1,229
  Deferred revenue                                    28,700        21,440
  Capital lease obligations, short-term                1,119             -
                                                ------------  ------------

        Total current liabilities                     43,847        33,224

Long-term deferred revenue                             4,388           668
Other liabilities                                      1,619         1,136
Capital lease obligations, long-term                   2,162             -
                                                ------------  ------------

        Total liabilities                             52,016        35,028
                                                ------------  ------------

Stockholders' equity:
  Common stock                                            31            30
  Additional paid-in capital                         221,893       212,435
  Acquisition contingent consideration                   470             -
  Deferred compensation                                    -             -
  Accumulated other comprehensive income                 (98)          244
  Accumulated deficit                               (194,214)     (181,478)
                                                ------------  ------------

        Total stockholders' equity                    28,082        31,231
                                                ------------  ------------

        Total liabilities and stockholders'
         equity                                 $     80,098  $     66,259
                                                ============  ============

                          CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (In thousands)
                                (unaudited)

                                                        Year ended
                                                       December 30,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------

Cash flows from operating activities:
 Net loss                                       $    (12,736) $    (17,953)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation expense                                2,565         2,748
   Amortization of intangible assets                   2,549         2,058
   Provision for doubtful accounts and service
    remediation reserves                                 198          (108)
   Stock-based compensation                            5,631         4,324
   Stock-based compensation related to
    acquisition contingent consideration                 470             -
   Impairment of acquired intangible asset               160             -
   Revaluation of acquisition contingent
    consideration                                         86             -
   Release of valuation allowance                       (591)            -
   Leasehold improvement allowance                       961             -
   Net amortization on investments                       249            58
   Put option loss                                        52           390
   Gain on investments classified as trading
    securities                                          (118)         (484)
   Changes in operating assets and liabilities:
     Accounts receivable                              (6,668)       10,234
     Prepaid and other current assets                   (614)          218
     Other assets                                       (745)          226
     Accounts payable                                    (10)          822
     Accrued expenses                                    483        (2,336)
     Accrued payroll and related expenses             (1,029)       (2,591)
     Accrued restructuring                               151          (668)
     Deferred revenue                                 10,848          (998)
     Deferred income taxes                               255           200
                                                ------------  ------------
       Net cash provided by (used in) operating
        activities                                     2,147        (3,860)
                                                ------------  ------------

Cash flows from investing activities:
 Purchases of investments                            (20,943)      (28,957)
 Proceeds from maturities and sale of
  investments                                         25,015        11,670
 Purchases of property and equipment                  (2,779)       (1,943)
 Proceeds from disposal of property and
  equipment                                               23            (1)
 Purchases of intangible assets                       (1,832)       (1,601)
 Acquisition, net of cash acquired                    (1,922)          (14)
 Change in restricted cash                              (600)          202
                                                ------------  ------------
       Net cash used in investing activities          (3,038)      (20,644)
                                                ------------  ------------

Cash flows from financing activities:
 Net proceeds from issuance of common stock            3,926         1,789
 Repurchases of stock                                      -          (742)
 Repurchase of common stock from employees for
  payment of taxes on vesting of restricted
  stock units                                           (554)         (436)
 Repayment of debt assumed through acquisition          (899)            -
 Payment of principle under capital lease               (244)            -
                                                ------------  ------------
       Net cash provided by financing activities       2,229           611
                                                ------------  ------------
Effect of exchange rates on cash and cash
 equivalents                                             (73)           68
                                                ------------  ------------
Net decrease in cash and cash equivalents              1,265       (23,825)
Cash and cash equivalents at beginning of
 period                                               11,565        35,390
                                                ------------  ------------
Cash and cash equivalents at end of period      $     12,830  $     11,565
                                                ============  ============

                          CALLIDUS SOFTWARE INC.
          RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

        (In thousands, except for percentages and per share data)
                                (unaudited)

                               Three months ended       Year ended
                                  December 30,          December 30,
                            ----------------------  ----------------------
                               2010        2009        2010        2009
                            ----------  ----------  ----------  ----------
Non-GAAP operating expense
 reconciliation:

Operating expenses          $    9,988  $   10,662  $   42,243  $   49,525
    Operating expenses, as
     a % of total
         revenues                   52%         69%         60%         61%
Add back:
    Non-cash stock-based
     compensation           $   (1,156) $     (905) $   (4,818) $   (3,279)
    Non-cash amortization
     of acquired intangible
     assets                       (157)       (125)       (631)       (500)
    Restructuring                  (34)       (216)     (1,655)     (2,993)
    Impairment of acquired
     intangible asset             (160)          -        (160)          -
                            ----------  ----------  ----------  ----------
Non-GAAP Operating Expenses $    8,481  $    9,416  $   34,979  $   42,753
                            ----------  ----------  ----------  ----------
    Non-GAAP Operating
     expenses, as a %
     of total revenues              44%         61%         49%         53%

Non-GAAP operating income
 (loss) reconciliation:

Operating income (loss)     $   (1,466) $   (5,080) $  (13,200) $  (17,884)
    Operating income
     (loss), as a % of
     total revenues                 -8%        -33%        -19%        -22%
Add back:
    Non-cash stock-based
     compensation           $    1,446  $    1,108  $    6,101  $    4,325
    Non-cash amortization
     of acquired intangible
     assets                        157         125         631         563
    Restructuring                   34         216       1,655       2,993
    Impairment of acquired
     intangible asset              160           -         160           -
                            ----------  ----------  ----------  ----------
Non-GAAP Operating income
 (loss)                     $      331  $   (3,631) $   (4,653) $  (10,003)
                            ----------  ----------  ----------  ----------
    Non-GAAP Operating
     income (loss), as a %
     of total revenues               2%        -24%         -7%        -12%

Non-GAAP net income (loss)
 reconciliation:

Net income (loss)           $   (1,451) $   (5,069) $  (12,736) $  (17,953)
    Net income (loss), as a
     % of total revenues            -8%        -33%        -18%        -22%
Add back:
    Non-cash stock-based
     compensation           $    1,446  $    1,108  $    6,101  $    4,325
    Non-cash amortization
     of acquired intangible
     assets                        157         125         631         563
    Restructuring                   34         216       1,655       2,993
    Impairment of acquired
     intangible asset              160           -         160           -
                            ----------  ----------  ----------  ----------
Non-GAAP Net income (loss)  $      346  $   (3,620) $   (4,189) $  (10,072)
                            ----------  ----------  ----------  ----------
    Non-GAAP Net income
     (loss), as a %
     of total revenues               2%        -24%         -6%        -12%

Non-GAAP net income (loss)
 per share reconciliation:

Net income (loss) per basic
 and diluted share          $    (0.04) $    (0.17) $    (0.40) $    (0.60)
Add back:
    Non-cash stock-based
     compensation                 0.05        0.04        0.20        0.15
    Non-cash amortization
     of acquired intangible
     assets                          -        0.01        0.02        0.02
    Restructuring                    -           -        0.05        0.09
    Impairment of acquired
     intangible asset                -           -           -           -
Non-GAAP net income (loss)
 per basic and diluted      ----------  ----------  ----------  ----------
 share                      $     0.01  $    (0.12) $    (0.13) $    (0.34)
                            ----------  ----------  ----------  ----------

Shares used in calculation
 of GAAP and Non-GAAP net
 income (loss) per share:

                            ----------  ----------  ----------  ----------
    Basic and diluted           32,336      30,493      31,536      30,050
                            ----------  ----------  ----------  ----------

Investor Relations Contact:
Ron Fior
Callidus Software Inc.
925-251-2205
ir@callidussoftware.com

Press Contact:
Lorna Heynike
Callidus Software Inc.
925-251-2207
pr@callidussoftware.com